Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Model N, Inc. of our report dated December 10, 2012, except for the effects of the reverse stock split described in Note 12, as to which the date is February 27, 2013, relating to the consolidated financial statements of Model N, Inc., which appears in Model N, Inc.’s prospectus filed pursuant to Rule 424(b) in connection with Model N, Inc.’s Registration Statement on Form S-1 (No. 333-186668).

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 19, 2013